UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

April 19, 2005

SMART & FINAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-10811	95-4079584
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 Citadel Drive City of Commerce, California	90040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 869-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.02 Results of Operations and Financial Condition.

On April 19, 2005, Smart & Final Inc. issued a News Release announcing the results of operations for the quarter ended March 27, 2005.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under and Off-Balance Sheet Arrangement.

The Company has a five-year operating lease arrangement (“Lease Agreement”) with a group of lenders, which provides financing for certain store and distribution center properties of the Company. The Lease Agreement contains certain financial covenants, including a covenant which restricts quarterly capital expenditures to not exceed $12.5 million. During the first quarter 2005, the Company’s capital expenditures were $12.9 million.

As a result at March 27, 2005, the Company had an event of default under the Lease Agreement. The Company has proposed to the lenders under the Lease Agreement that all of the financial covenants under the Lease Agreement be amended to be the same as those under the Company’s Amended Senior Credit Facility, which was entered into in November 2004. The Amended Senior Credit Facility has an annual capital expenditure covenant limitation of $60.0 million with no quarterly limitation. The proposed amendment of the Lease Agreement would also contain a waiver of non-compliance as of March 27, 2005.

The Company believes that such an amendment to the Lease Agreement will be secured prior to the filing of the Quarterly Report on Form 10-Q for the first quarter 2005. Pending the amendment to the Lease Agreement, the Company’s obligation under the Lease Agreement, totaling $86.6 million, has been classified as a current liability in the consolidated balance sheet as of March 27, 2005 included in the Company’s News Release dated April 19, 2005. The caption Current maturities of long-term debt and capital leases includes $53.5 million of debt under the Lease Agreement with the remaining $33.1 million included in the Notes payable to affiliate caption.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL INC.

Date: April 19, 2005	By:	/s/ Richard N. Phegley
Richard N. Phegley
Senior Vice President and
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99	News Release of Smart & Final Inc. dated April 19, 2005

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